EXHIBIT 10.3

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE

RETIREMENT AGREEMENT

This Amended and Restated Supplemental Executive Retirement Agreement (“Agreement”) is made this 8th day of May, 2008 by and between AXIS Specialty Limited, a Bermuda company (“AXIS”), and Michael A. Butt (the “Executive”);

WHEREAS, the Compensation Committee of the Board of Directors of AXIS previously has determined that it is in the best interest of AXIS and its shareholders to provide the Executive with a supplemental retirement benefit in consideration for his continuing service with AXIS; and

WHEREAS, the Executive and AXIS previously entered into a Supplemental Executive Retirement Agreement dated January 1, 2004 (the “SERP Agreement”);

WHEREAS, the Executive and AXIS amended the SERP Agreement as of May 12, 2006; and

WHEREAS, the Executive and AXIS desire to amend and restate the SERP Agreement in its entirety in order to remedy an ambiguity in Exhibit A relating to the method used for calculating the “Offset Amount” (as defined herein);

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, AXIS and the Executive agree as follows:

1. Retirement Benefit. Subject to the terms and conditions of this Agreement, the Executive shall be entitled to an annual “Retirement Benefit”, paid annually as of each January 1, beginning January 1, 2010 or, if earlier, the January 1 following the date on which the Executive’s employment with AXIS and its affiliates terminates for any reason (his “Termination Date”) and continuing through the tenth anniversary of such January 1 (the “Payment Period”) such that the Executive receives a total of ten annual payments hereunder. Each annual payment shall be made as soon as practicable following the applicable January 1. The amount of the Retirement Benefit payable to the Executive for any year during the Payment Period shall be equal to the “Applicable Amount” determined in accordance with Exhibit A hereto, which Exhibit A is incorporated into and forms a part of this Agreement; provided, however, that if the Executive’s Termination Date occurs prior to December 31, 2008, the amount of his Retirement Benefit for any year during the Payment Period shall be equal to (a) the product of the “Base Pension Amount” for such year determined in accordance with Exhibit A hereto multiplied by the Vesting Percentage determined in accordance with the following schedule as of his Termination Date, minus (b) the “Offset Amount” determined in accordance with Exhibit A hereto:

Termination Date Occurs	Vested Percentage
Prior to December 31, 2006	0%
On or after December 31, 2006 and prior to December 31, 2007	50%
On or after December 31, 2007 and prior to December 31, 2008	75%
On or after December 31, 2008	100%

Notwithstanding the foregoing, if the Executive’s Termination Date occurs prior to December 31, 2008 on account of death, Disability (as defined in the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan) or if a Change in Control (as defined in the Service Agreement) occurs prior to December 31, 2008, the Executive shall be fully vested in his Retirement Benefit hereunder. The Executive shall forfeit, and have no rights to, any portion of any Retirement Benefit which is not fully vested on his Termination Date or otherwise in accordance with the foregoing provisions of this Section 1.

2. Payments on Death. Notwithstanding the provisions of Section 1, if the Executive dies prior to the date on which he has received all of the payments due to him hereunder, then all of the then remaining Retirement Benefits to which he is entitled hereunder, determined in accordance with Exhibit A (without any adjustment for early payment), shall be paid in a lump sum as soon as practicable following the Executive’s death to the trustees of the Acton Trust or such other person or entity nominated by the Executive in writing and delivered to AXIS.

3. Payments on Disability. Notwithstanding the provisions of Section 1, if the Executive incurs a Disability prior to the date on which he has received all of the payments due to him hereunder, all of the then remaining Retirement Benefits to which he is entitled hereunder, determined in accordance with Exhibit A (without any adjustment for early payment), shall be paid to him in a lump sum as soon as practicable following the date of his Disability.

4. Payments on Change in Control. Notwithstanding the provisions of Section 1, if a Change in Control occurs prior to the date on which the Executive has received all of the payments due his hereunder, all of the then remaining Retirement Benefits to which he is entitled hereunder, determined in accordance with Exhibit A (without any adjustment for early payment), shall be paid to the Executive in a lump sum as soon as practicable following the Change in Control.

5. Withholding. All payments under this Agreement will be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with or consent of the Executive. All tax liability resulting from the payments and benefits under this Agreement (other than the employer portion of any applicable employment taxes) shall be the responsibility of Executive (or, in the event of his death, his estate or such other person responsible for such tax under applicable law).

6. Liability for Benefit Payments. The amount of any benefit payable under this Agreement shall be paid from the general assets of AXIS; provided, however, that AXIS, in its sole discretion, may provide for other methods of payment, including, but not limited to, funding through a trust or through the purchase of insurance. AXIS’ obligation under this Agreement shall be reduced to the extent that any amounts due under the Agreement are paid from one or more trusts or insurance contracts. Neither the Executive nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of AXIS whatsoever, including, without limitation, any specific funds, assets, or other property which AXIS, in its sole discretion, may set aside in anticipation of a liability under the Agreement. The Executive shall have only a contractual right to the amounts, if any, payable under this Agreement, unsecured by any assets of AXIS. Nothing contained in this Agreement shall constitute a guarantee by AXIS that the assets of AXIS shall be sufficient to pay any benefits to any person. If AXIS determines that this Agreement shall be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the balance of the Executive’s Retirement Account shall be immediately paid to the Executive in a lump sum.

7. Binding Nature. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs, executors, administrators and successors.

8. Transferability. Except as set forth in Section 2, the Executive shall not have, without the prior written consent of AXIS, the power or right to transfer, assign, anticipate, pledge, mortgage, commute or otherwise encumber in advance any of the benefits payable hereunder, nor shall said benefits be subject to seizure for the payment of any debts or judgments or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

9. Not A Contract of Continued Service. This Agreement shall not be deemed to constitute a contract of employment or continued service between the parties hereto, nor shall any provision herein restrict the right of AXIS to discharge or otherwise terminate the services of the Executive, or restrict the right of the Executive to terminate his services to AXIS.

10. Interpretation. The Compensation Committee of the Board of Directors of AXIS Capital Holdings Limited shall have the discretion to interpret this Agreement and remedy any ambiguities or inconsistencies herein.

11. Amendment. AXIS and the Executive may amend this Agreement at any time.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

The parties have executed this Agreement effective as of the date first above written.

EXECUTIVE

/s/ Michael A. Butt
Michael A. Butt

AXIS SPECIALTY LIMITED

By:	/s/ John R. Charman
Name:	John R. Charman
Title:	President

EXHIBIT A

TO SUPPLEMENTAL EXECUTIVE

RETIREMENT AGREEMENT

Applicable Year	Base Pension Amount
January 1, 2004 through December 31, 2004	$250,000
January 1, 2005 through December 31, 2005	$257,500
January 1, 2006 through December 31, 2006	$265,225
January 1, 2007 through December 31, 2007	$273,182
January 1, 2008 through December 31, 2008	$281,377
January 1, 2009 through December 31, 2009	$289,819
January 1, 2010 through December 31, 2010	$398,513
January 1, 2011 through December 31, 2011	$407,468
January 1, 2012 through December 31, 2012	$416,693
January 1, 2013 through December 31, 2013	$426,193
January 1, 2014 through December 31, 2014	$435,979
January 1, 2015 through December 31, 2015	$346,058
January 1, 2016 through December 31, 2016	$356,440
January 1, 2017 through December 31, 2017	$367,133
January 1, 2018 through December 31, 2018	$378,147
January 1, 2019 through December 31, 2019	$389,491

1. General Rule for Determination of Applicable Amount. The “Applicable Amount” for each Applicable Year shall be equal to the difference (but not less than zero) between (a) the Base Pension Amount for the Applicable Year, minus (b) the amount of the retirement benefit to the Executive under the AXIS Specialty Limited International Pension Plan (the “International Plan”) (the “Offset Amount”). Such Offset Amount shall be based on the Executive’s balance under the International Plan, expressed in the form of a ten year certain annuity payable annually commencing on January 1 of the Applicable Year. The determination of the Executive’s balance under the International Plan and subsequent determination of the annuity amount generated based on such balance shall be a one-time calculation made as of December 31 of the year immediately preceding the year in which the first payment is due.

2. Special Rule for Accelerated Payments. In the event the Executive is entitled to accelerated payments of the Applicable Amounts pursuant to Section 2 (relating to payments on death), 3 (relating to payments on account of Disability) or 4 (relating to payments on account of a Change in Control), the “Applicable Amount” for each Applicable Year which is accelerated pursuant to Sections 2, 3 or 4, as applicable, shall be equal to the difference (but not less than zero) between (a) the Base Pension Amount for the Applicable Year, minus (b) the Offset Amount (calculated in accordance with Section 1, above).

3. Interest Rate. The interest rate that shall be used for purposes of converting the balance to the Executive’s credit under the International Plan to a ten year certain annuity for any Applicable Year shall be the U.S. treasury rate for 10 year bonds plus 100 basis points, determined as of January 1 of the Applicable Year.

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